Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

RELIANCE STEEL & ALUMINUM CO. ANNOUNCES EXECUTIVE LEADERSHIP SUCCESSION PLAN

•             Gregg J. Mollins to succeed David H. Hannah as President & Chief Executive Officer

•             David H. Hannah to remain Executive Chairman of the Board

•             Karla R. Lewis promoted to Senior Executive Vice President and Chief Financial Officer

•             William K. Sales, Jr. and James D. Hoffman promoted to Executive Vice President, Operations

•             Michael P. Shanley promoted to Senior Vice President, Operations

LOS ANGELES—March 2, 2015—Reliance Steel & Aluminum Co. (NYSE: RS) announced today that the Company’s Board of Directors has approved an executive leadership succession plan consistent with the Company’s growth strategy and focus on operational execution.

David H. Hannah, who has served as Reliance’s Chief Executive Officer since 1999 and Chairman of the Board and CEO since 2007, has announced his intention to transition from his role as CEO effective May 20, 2015 following Reliance’s Annual Meeting of Shareholders.  Gregg J. Mollins, who currently serves as President and Chief Operating Officer of Reliance, will succeed Mr. Hannah as President and CEO at that time.  Mr. Hannah will remain on the Company’s Board of Directors as Executive Chairman until July 2016 and will remain involved in the Company’s daily operations until his departure, at which time an independent, non-executive Chairman of the Board will be appointed.

With more than 37 years of experience in the metals industry, Mr. Mollins, age 60, joined Reliance as a Division Manager in 1986.  He was appointed Vice President in 1992 and named Vice President and Chief Operating Officer in 1994.  The following year, he was promoted to Executive Vice President and Chief Operating Officer.  In 2002, Mr. Mollins’ responsibilities were expanded even further and he was appointed President and Chief Operating Officer.  Mr. Mollins has also served on the Company’s Board of Directors since 1997.

350 South Grand Avenue, Suite 5100  |  Los Angeles CA 90071  |  Phone: 213-687-7700  |  Fax: 213-687-8792  |  www.rsac.com

“I congratulate Gregg on his well-deserved appointment as Reliance’s Chief Executive Officer,” said Mr. Hannah.  “Since joining Reliance in 1986, Gregg has held various positions of increasing responsibility and demonstrated business savvy and excellent judgment and leadership in each role.  His unique abilities and talents have earned him the respect of our customers, suppliers, shareholders and employees alike.  Today’s announcement is the culmination of a deliberate succession planning process developed in conjunction with our Board and I am extremely confident that Gregg is the right person to lead Reliance going forward.  I am pleased to pass the CEO title to him and look forward to maintaining an active role as Executive Chairman of the Board.”

Mr. Mollins commented, “I am honored by the opportunity to serve as Reliance’s next CEO and to continue our track record of success as the premier metals service center company in North America.  I look forward to continuing to work with our incredibly talented team at Reliance to build upon our accomplishments and help the Company execute our strategy and deliver more industry leading results.”

Reliance also announced several other promotions in connection with its management succession plan, each to take effect concurrently with Mr. Mollins’ promotion on May 20, 2015:

•                  Karla R. Lewis, Reliance’s Executive Vice President and Chief Financial Officer since 2002, will be promoted to Senior Executive Vice President and CFO and will continue to lead the Company’s overall financial operations.  Ms. Lewis, who has been with Reliance since 1992, oversees Reliance’s accounting, financial planning, capital allocation and investor relations activities.

•                  William K. Sales, Jr. will be promoted to the office of Executive Vice President, Operations.  Mr. Sales has served as Senior Vice President of Operations since 2002 and oversees the Company’s non-ferrous operations, including the aerospace, semi-conductor and electronics industries.

•                  James D. Hoffman will also be promoted to the office of Executive Vice President, Operations. Mr. Hoffman has served as the Company’s Senior Vice President of Operations since 2008 and oversees the Company’s carbon steel and alloy operations, including the energy, auto and non-residential construction industries.

In light of Mr. Mollins’ promotion and to ensure appropriate reassignment of some of Mr. Mollins’ current operations management duties, effective April 1, 2015 Michael P. Shanley, currently President of Liebovich Brothers, Inc., a wholly-owned subsidiary of Reliance, will assume the title of Senior Vice President, Operations.

Each of Mr. Sales, Mr. Hoffman, and Stephen P. Koch, Senior Vice President, Operations since 2010, will continue to report to Mr. Mollins.  Mrs. Lewis and Mr. Shanley will also report to Mr. Mollins.

In closing, Mr. Hannah said “As we recently celebrated our 75th corporate anniversary at Reliance and our 20th year as an NYSE-listed company, we are very pleased to announce these promotions which we believe will ensure that Reliance will continue into the future as the great company it has become in its first 75 years.”

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 39 states and twelve countries outside of the United States, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com.

CONTACT:

Brenda Miyamoto

Investor Relations

(213) 576-2428

investor@rsac.com

or Addo Communications

(310) 829-5400